Exhibit 3.1

Articles of Merger for

Parent/Subsidiary Corporations

Pursuant to the provisions of The General and Business Corporation Law of Missouri, the undersigned corporations certify the following:

1.	That Energizer Holdings, Inc. (Charter #00474545) of Missouri (the “Parent Corporation” or “Energizer”) and Energizer Name Change Co. (Charter #001366343) of Missouri (the “Subsidiary Corporation” or the “Name Change Subsidiary”), are hereby merged and that the above named Parent Corporation is the surviving corporation (the “Surviving Corporation”) of the merger (the “Merger”).

2.	That the Board of Directors of the Parent Corporation (the “Energizer Board”) adopted the Plan of Merger set forth in these articles (the “Plan of Merger”) at a meeting duly called and held on May 21, 2015.

3.	That the Board of Directors of the Subsidiary Corporation (the “Name Change Subsidiary Board”) adopted the Plan of Merger by unanimous written consent of the members of such board on June 25, 2015.

4.	That the Plan of Merger has been adopted pursuant to Section 351.447 of The General and Business Corporation Law of Missouri (the “GBCL”).

5.	That the resolution of the Energizer Board approving the Plan of Merger is as follows: “RESOLVED, that the Plan of Merger and the transactions contemplated thereby, including the Merger, be and hereby are approved, ratified and confirmed in every respect, on the terms and subject to the conditions set forth therein, and all other actions or matters necessary or appropriate to give effect to the foregoing be and hereby are in all respects deemed approved by the Energizer Board.”

6.	That the Parent Corporation is in compliance with the ninety percent (90%) ownership requirement of Section 351.447 of The General and Business Corporation Law of Missouri, and will maintain at least ninety percent (90%) ownership of each of the other corporations party to the merger, until the issuance of the Certificate of Merger by the Secretary of State of the State of Missouri.

7.	PLAN OF MERGER

(a)	Energizer Holdings, Inc. of Missouri is the survivor of the Merger.

(b)	At the Effective Time, all of the property, rights, privileges, leases and patents of the Subsidiary Corporation are to be transferred to and become the property of the Surviving Corporation. The officers of Energizer and the Name Change Subsidiary are authorized to execute all deeds, assignments and documents of every nature which may be needed to effectuate a full and complete transfer of ownership.

(c)	The officers and board of directors of Energizer shall continue in office as directors and officers of the Surviving Corporation until their successors are duly elected and qualified under the provisions of the articles of incorporation and bylaws of the Surviving Corporation.

(d)	Pursuant to Section 351.447 of the GBCL, at the Effective Time, ARTICLE ONE of the Amended and Restated Articles of Incorporation (filed January 29, 2014) of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is Edgewell Personal Care Company.”

(e)	The Merger shall have no effect on the outstanding capital stock of Energizer, each share of which shall remain unchanged and outstanding following the Merger, held by the person who was the holder of such capital stock immediately prior to the Merger. At the Effective Time, as a result of the Merger and without any action on the part of Energizer, the Name Change Subsidiary or any other person, each share of the capital stock of the Name Change Subsidiary that is outstanding immediately prior to the Effective Time shall be retired, extinguished and cancelled and no consideration shall be issued in respect thereof.

8.	The effective time of the Plan of Merger, and the time at which the Merger shall become effective (the “Effective Time”), shall be 3:10 p.m., local time, St. Louis, Missouri on June 30, 2015.

In affirmation thereof, the facts stated above are true and correct:

(The undersigned understands that false statements made in this filing are subject to the penalties provided under Section 575.040, RSMo.)

/s/ Mark S. LaVigne	Mark LaVigne	Vice President, General Counsel & Secretary of Energizer Holdings, Inc.	June 29, 2015
Authorized Signature	Printed Name	Title	Date

/s/ Jeffrey Gershowitz	Jeffrey Gershowitz	Secretary of Energizer Name Change Co.	June 29, 2015
Authorized Signature	Printed Name	Title	Date

[Signature Page – Articles of Merger]